Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: 410-269-2610

Stacey.Jurchison@PharmAthene.com

PHARMATHENE REPORTS YEAR END 2008 FINANCIAL RESULTS

ANNAPOLIS, MD — March 30, 2009 — PharmAthene, Inc. (NYSE Amex: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today reported operational and financial results for the year ended December 31, 2008.

For the years ended December 31, 2008 and 2007, the Company reported revenues of $32.9 million and $14.6 million, respectively.  Revenues for the full year 2008 consisted primarily of contract funding from the U.S. government for the development of the Company’s medical countermeasures, Protexia®, SparVax™ and RypVax™.  Revenues for the year ended December 31, 2008 increased by $11.9 million as a result of the Avecia vaccines acquisition in the second quarter of 2008, and particularly the acquired U.S. government contracts supporting the development of SparVax™, our third generation rPA anthrax vaccine candidate, and RypVax™.

Research and development expenses for the years ended December 31, 2008 and 2007 were $31.8 million and $16.6 million, respectively.  Expenses in 2008 resulted from research and development activities related to programs for Valortim® and Protexia® as well as from activities related to the SparVax™ and RypVax™ programs, which were acquired in the second quarter of 2008.   The increase in research and development expenses in 2008 is primarily due to programs acquired as a result of the Avecia acquisition, as well as process development, manufacturing and increased clinical activities during the year, partially offset by reduced internal resource costs.

General and administrative expenses for the years ended December 31, 2008 and 2007 were $19.4 million and $13.9 million, respectively.  General and administrative expenses increased as a result of additional employee costs due to the increase in headcount following the Avecia acquisition, as well as increased travel expenses, non-cash stock compensation expense, and legal and consulting expenses.

For the year ended December 31, 2008, the Company’s net loss attributable to common shareholders was $36.4 million or $1.59 per share, compared to net loss attributable to common shareholders of $17.7 million or $1.88 per share in the same period of 2007.

As of December 31, 2008, available cash, cash equivalents and short term investments totaled $22.9 million, excluding restricted cash totaling $13.3 million. In addition, on March 27, 2009, the Company closed on the public sale of an aggregate of 2,116,055 newly issued shares of its common stock at $2.60 per share and warrants to purchase an aggregate of 705,354 shares of its common stock at an exercise price of $3.00 per share, resulting in aggregate gross proceeds of approximately $5.5 million.

“The past year represented an important phase in the Company’s growth cycle, during which time we successfully executed on our milestones with the goal of transitioning from a product development company to one emphasizing procurement and delivery of next-generation medical countermeasures to the Strategic National Stockpile,” said David P. Wright, President and Chief Executive Officer of PharmAthene.

“Our acquisition of Avecia’s biodefense vaccines portfolio, completed in April 2008, created an expanded product portfolio that now includes five potential best-in-class, next generation product candidates, and important critical mass - particularly with respect to our anthrax franchise,” continued Mr. Wright.

“We anticipate achieving important milestones in 2009 in each of these programs.  We expect our on-going Phase I clinical trial of Protexia® to be completed this year.  In addition, we also expect to commence a Phase I clinical trial of Valortim® in combination with antibiotics.  Notably, we should also hear whether SparVax™, our novel second generation recombinant protective antigen vaccine candidate, has been selected by the Biomedical Advanced Research and Development Authority (BARDA) to receive an advanced development and procurement contract,” said Mr. Wright.  In 2008 the Department of Health and Human Services issued a formal solicitation, to which PharmAthene responded, requesting advanced development and procurement of 25 million doses of a recombinant protective antigen vaccine for the Strategic National Stockpile.

Conference Call and Webcast Information

PharmAthene management will host a conference call to discuss the Company’s 2008 year-end results on March 30, 2009, at 4:30 p.m., E.T. The dial-in number for U.S. callers is 1-866-383-8003 and for international callers is 617-597-5330. The participant passcode is 25699583.

A replay of the conference call will be available for 30 days, beginning at approximately 7:30 p.m. E.T. on March 30, 2009 until approximately 11:59 p.m. E.T. April 30, 2009. The dial-in number for U.S. callers is 1-888-286-8010, and for international callers is 617-801-6888. The participant passcode is 35301584.

The webcast of the conference call can be accessed from the company’s website at http://www.pharmathene.com. A link to the webcast may be found on the Investor Relations section of the website.

About PharmAthene, Inc.

PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical weapons.  PharmAthene’s lead product development programs include:

•                  SparVax™ - a second generation recombinant protective antigen (rPA) anthrax vaccine

•                  Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection

•                  Protexia® - a novel bioscavenger for the prevention and treatment of morbidity and mortality associated with exposure to chemical nerve agents

•                  RypVax™ - a recombinant dual antigen vaccine for plague

•                  A third generation rPA anthrax vaccine.

For more information about PharmAthene, please visit www.PharmAthene.com.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; “should”; or similar statements are forward-looking statements.  PharmAthene disclaims, however, any intent or obligation to update these forward-looking statements.  Risks and uncertainties include risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company’s product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company’s development programs, including without limitation our bid related to SparVax™ under the Department of Health and Human Services  Request for Proposals for an Anthrax Recombinant Protective Antigen (rPA) Vaccine for the Strategic National Stockpile, the award of government contracts to our competitors, unforeseen safety issues, challenges related to the development, scale-up, and/or process validation of manufacturing processes for our product candidates, unexpected  determinations that these product candidates prove not to be effective and/or capable of being marketed as products, as well as risks detailed from time to time in PharmAthene’s Forms 10-K and 10-Q under the caption “Risk Factors” and in its other reports filed with the U.S. Securities and Exchange Commission (the “SEC”).

Copies of PharmAthene’s public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.pharmathene.com.

Tables follow

PHARMATHENE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$19,752,404	$40,582,643
Restricted Cash	12,000,000	—
Short-term investments	3,190,912	12,153,945
Accounts receivable	8,890,077	4,005,694
Other receivables	1,391,512	1,240,069
Prepaid expenses and other current assets	917,125	492,294

Total current assets	46,142,030	58,474,645

Long-term restricted cash	1,250,000	—
Property and equipment, net	5,313,219	6,571,024
Patents, net	925,489	1,312,991
Other long term assets	220,531	183,588
Deferred costs	37,092	68,884
Goodwill	2,502,909	—

Total assets	$56,391,270	$66,611,132

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$3,870,871	$1,393,664
Accrued expenses and other liabilities	14,624,757	3,602,886
Convertible notes	13,377,505	—
Current portion of long term debt	4,000,000	4,000,000

Total current liabilities	35,873,133	8,996,550
Other long term liabilities	626,581	374,040
Long-term debt	928,117	16,668,458

Total liabilities	37,427,831	26,039,048

Stockholders’ deficit:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 25,890,143 and 22,087,121 shares issued and outstanding at December 31, 2008 and 2007, respectively;	2,589	2,209
Additional paid-in capital	142,392,163	126,490,647
Accumulated other comprehensive income (loss)	386,351	1,481,779
Accumulated deficit	(123,817,664)	(87,402,551)

Total stockholders’ equity	18,963,439	40,572,084

Total liabilities and stockholders’ equity	$56,391,270	$66,611,132

PHARMATHENE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2008	2007

Contract revenue	$32,821,526	$14,624,595
Other revenue	89,802	19,020

	32,911,328	14,643,615

Operating expenses:
Research and development	31,812,431	16,559,670
General and administrative	19,397,532	13,882,023
Acquired in-process research and development	16,131,002	—
Depreciation and amortization	813,891	705,370

Total operating expenses	68,154,856	31,147,063

Loss from operations	(35,243,528)	(16,503,448)
Other income (expense):
Interest income	1,225,471	1,122,565
Gain on extinguishment of debt	—	886,963
Other income	58,106	—
Interest expense	(2,573,406)	(2,122,624)
Change in market value of derivative instruments	118,244	3,029,241

Total other income (expense)	(1,171,585)	2,916,145

Net loss	(36,415,113)	(13,587,303)
Accretion of redeemable convertible preferred stock to redemptive value	—	(4,133,733)

Net loss attributable to common shareholders	$(36,415,113)	$(17,721,036)

Basic and diluted net loss per share	$(1.59)	$(1.88)

Weighted average shares used in calculation of basic and diluted net loss per share	22,944,066	9,442,885

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